FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Tim Hanson (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces Fourth Quarter and 2003 Year-End Results

CHARLOTTE, Michigan, Feb. 19, 2004 -- Spartan Motors, Inc. (NASDAQ: SPAR) today announced results for the fourth quarter and 2003 year-end, highlighted by continued momentum in motorhome and fire truck chassis sales and the completion of key operating initiatives.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles reported net earnings of $1.3 million, or $0.10 per diluted share, on net sales of $61.1 million for the fourth quarter of 2003, versus net earnings of $2.2 million, or $0.18 per diluted share, on net sales of $63.4 million for the same quarter of last year.

For the full year, Spartan reported net earnings of $6.0 million, or $0.49 per diluted share, on net sales of $237.4 million in 2003, compared with net earnings of $11.7 million, or $0.97 per diluted share, on net sales of $259.5 million in 2002.

"From a pure financial perspective, 2003 was not a great year, just a good year. However, it was critical for us to focus on building the foundation and improving our operations from a long-term perspective," said John Sztykiel, chief executive officer of Spartan Motors. "Based on these priorities, we are pleased to report that 2003 was not only necessary, but a success."

Sztykiel continued: "Last year we merged our two fire truck businesses into one, forming Crimson Fire®; we consolidated our Road Rescue ambulance facilities into one plant; we began upgrading and expanding the dealer networks for Crimson Fire and Road Rescue; and we invested in key leadership and R&D at Crimson to launch an aerial fire truck product line.

"By accomplishing these initiatives and making the necessary investments in 2003, we are in a stronger position now than we have been in the last three years. More importantly, we are well positioned for future growth, especially in the emergency-rescue marketplace."

Spartan said the merger of its fire truck operations under the Crimson Fire® brand and the consolidation of its ambulance operations resulted in approximately $1.4 million in non-recurring costs in 2003. Despite these investments and a significant increase in new product development at both Spartan Chassis and Crimson Fire, the Company generated $11.9 million in cash flow from continuing operations in 2003 and ended the year with no long-term debt. Cash reserves increased to $18.5 million for the fourth quarter of 2003, compared to $15.4 million in the prior quarter.

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During 2003, Spartan Motors issued its first annual regular cash dividend of $0.10 per share and increased its special cash dividend to $0.10 per share. The combined dividends represent a 25.0 percent increase over the amount paid out in 2002 and a 185.7 percent increase over the $0.07 per share paid out in 2001.

Fourth Quarter Operating Highlights
During the fourth quarter, consolidated sales were essentially flat versus the third quarter of 2003, and down 3.7 percent compared to the fourth quarter of 2002. Spartan reported net sales of $61.1 million in the fourth quarter of 2003 versus net sales of $63.4 million in the fourth quarter of 2002. Spartan said stronger fire truck chassis sales partially offset declines in motorhome chassis and emergency vehicle team (EVTeam) sales.

Consolidated gross margin decreased to 14.9 percent in the fourth quarter of 2003, compared to 16.9 percent for the same period in 2002. Operating margin declined to 3.0 percent in the fourth quarter from 5.0 percent in the prior-year period. Margins were impacted by lower overhead absorption due to the sales decline, as well as start-up costs related to Crimson Fire's Aerial initiative. Spartan's EVTeam profitability was also negatively impacted by the continuing ramp-up of Road Rescue's Marion, S.C. facility. Spartan implemented changes in the fourth quarter which will allow targeted production rates to be achieved early in the second quarter of 2004.

"The core demographics for both RV and emergency rescue vehicles are very strong as we move into 2004," said Sztykiel. "From 1990 to 2000, the RV industry grew at an annual rate of 6.2 percent. More importantly, the prime buying audience for RVs, the 50 to 70 age bracket, is expected to expand by 35 percent from 2000 to 2010 versus the previous decade. Elevated consumer confidence, which stands at its highest point in 18 months, is also a positive indicator for the market.

"In emergency vehicles, Crimson Fire's order intake grew consistently throughout 2003, culminating in near record orders for the fourth quarter, and orders for Road Rescue products were up 27.3 percent in 2003 compared with 2002."

Spartan Chassis
Sales of Spartan's motorhome chassis increased for the third consecutive quarter, growing 4.0 percent from the third quarter of 2003, but declining from last year's near-record fourth-quarter levels. The Class A RV market was up slightly in the fourth quarter, and projections are for continued growth in 2004 spurred by improving consumer confidence and economic conditions, coupled with favorable demographics. Spartan said it expects to keep pace with or exceed industry growth in 2004 based on its strong showing at the Recreational Vehicle Industry Association (RVIA) show in December 2003.

"With the addition of our new entry-level RV chassis, the Competitor, Spartan now has the broadest line of diesel chassis and a formidable challenger to the gas chassis market. We also launched our premium-level RV chassis, providing the ultimate performance chassis to meet the growing super-premium segment of the Class A market," Sztykiel said. "We are already seeing these products open new doors for us and extending our penetration with existing OEMs. We expect that our motorhome chassis sales will benefit from these add-on products in the second half of 2004."

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SPARTAN MOTORS / Page 3 of 4

Spartan fire truck chassis sales grew 12.6 percent in the quarter compared with the fourth quarter of 2002 and grew 6.0 percent over the third quarter of 2003. During 2003, Spartan sold more than 500 fire truck chassis, the most ever in a single year.

"We continue to see strong momentum in our fire truck chassis sales, as well as in the overall Emergency Rescue market," Sztykiel said. "Increased federal funding, coupled with increasing safety standards and a general awareness of the importance of equipping first responders with the right tools to do their job, has created favorable market conditions. In fact, the Homeland Security Department's Assistance to Firefighters Grant Program (AFGP) paid for 1,294 new fire apparatus vehicles in 2003 and the AFGP is expected to fund even more units in 2004."

Emergency Vehicle Team (EVTeam)
For the fourth quarter, Spartan Motors said sales in its EVTeam segment, comprised of Crimson Fire and Road Rescue, decreased 9.1 percent versus the same quarter of last year. Increased sales at Crimson Fire were offset by lower production rates and the resulting lower sales at Road Rescue due to the ramp-up of the Marion, S.C. facility.

"In 2003, 33 percent of Crimson Fire's orders came from past Quality/Luverne customers, meaning two-thirds of its sales were from new fire districts, a testament to their product momentum and to their proprietary tubular stainless steel body design, which is proving to be a strong market advantage," said Sztykiel.

"At Road Rescue, we did not achieve full production rates in the fourth quarter as planned, which impacted revenues. We made staffing and process changes in the fourth quarter, and we are already seeing improvements. We have a strong order book at both Crimson Fire and Road Rescue, and anticipate the EVTeam will perform at a much higher level in 2004. We have the toughest part of our transition behind us, we have favorable industry conditions, and we look forward to reaping the rewards of our investments in new plants, new products and vehicle innovations."

In June 2003, Crimson Fire also announced the opening of a new facility in Lancaster, Penn. to build its new aerial ladder product line. Crimson Fire is investing $1.7 million in the new Crimson aerial business, including $1.0 million in capital investments and $700,000 in start-up expenses spanning 2003 and 2004. Crimson Fire Aerials is expected to employ more than 30 people in Lancaster by the end of 2004. Crimson said it received financial incentives from the state of Pennsylvania including $170,000 in job creation tax credits and customized job training, as well as a $500,000 low-interest equipment loan. Crimson Fire Aerials has already received orders in advance of introducing its new aerial product at the Fire Department Instructors' Conference (FDIC) in late April 2004.

Spartan Profit and Return (SPAR)/Backlog
On a consolidated basis, Spartan posted a return on invested capital(1) of 8.0 percent in the 2003 year. The decline from its target of 15-20 percent ROIC reflects the impact of the operational investments made in 2003.

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Spartan reported its consolidated backlog was $95.4 million as of December 31, 2003, an increase of 26.8 percent over the backlog level at December 31, 2002. The Company said the backlog increase was driven by orders for Road Rescue ambulances and motorhome chassis. Spartan Motors reported that Crimson Fire saw its orders grow throughout 2003 and both Crimson and Road Rescue have strong backlogs.

"Spartan Motors is stronger now than at any time during the last three years. We are filling out our product line for RV and fire truck chassis, adding an aerial offering and increasing dealer distribution for Crimson Fire. Road Rescue continues to show operational improvement to go along with its strong order backlog. And we look forward to growth in all our divisions in 2004, as our focus shifts towards driving top-line growth," Sztykiel said. "As evidenced by our backlog, which grew 26.0 percent during 2003, our product portfolio gives us the opportunity for sales growth in the coming year."

Fourth Quarter Earnings Web Cast
Spartan Motors will host a conference call at 10 a.m. Eastern Time today to discuss these results and current business trends. To listen to the call, please click on the following link or go to http://www.spartanmotors.com/webcasts.asp. A replay of the call will be available through 5 p.m. Eastern Time, Thursday, February 26, 2004.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The company's brand names -- Spartan®, Crimson Fire® and Road Rescue® -- are known in their market niches for quality, value, service and being the first to market with innovative products. Spartan Motors employs approximately 700 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota is publicly traded on The NASDAQ Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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(1) The Company defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	December 31, 2003 $-000-	December 31, 2002 $-000-

ASSETS
Current assets:
Cash and cash equivalents	$18,481	$8,082
Accounts receivable, net	19,604	28,823
Inventories	26,588	25,205
Taxes receivable	958	-
Other current assets	4,767	4,751
Current assets of discontinued operations	-	307
Total current assets	70,398	67,168

Property, plant and equipment, net	14,784	15,155
Goodwill, net	4,543	4,543
Other assets	1,657	1,446

Total assets	$91,382	$88,312

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,066	$15,940
Other current liabilities and accrued expenses	2,094	2,202
Accrued warranty	2,538	2,768
Taxes on income	-	1,412
Accrued vacation, compensation and related taxes	5,449	3,767
Deposits from customers	6,797	4,098
Current liabilities of discontinued operations	-	9
Total current liabilities	30,262	31,878

Long-term debt, less current portion	-	-

Shareholders' equity:
Preferred stock	-	-
Common stock	122	120
Additional paid in capital	32,229	30,776
Retained earnings	28,769	25,538
Total shareholders' equity	61,120	56,434

Total liabilities and shareholders' equity	$91,382	$88,312

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended December 31, 2003 and 2002

	December 31, 2003		December 31, 2002
	$-000-%		$-000-%

Sales	61,057		63,428
Cost of Sales	51,973		52,701
Gross Profit	9,084	14.9	10,727	16.9

Operating Expenses:
Research and Development	1,667	2.7	1,747	2.8
Selling, General and Administrative	5,568	9.2	5,799	9.1
Total Operating Expenses	7,235	11.9	7,546	11.9

Operating Income	1,849	3.0	3,181	5.0

Other Income (Expense):
Interest Expense	(99)	(0.2)	(47)	(0.1)
Interest and Other Income	(436)	(0.6)	99	0.2
Total Other Income (Expense)	(535)	(0.8)	52	0.1

Earnings before Equity Investment and Taxes	1,314	2.2	3,233	5.1

Taxes	205	0.4	1,012	1.6

Net Earnings from Continuing Ops.	1,109	1.8	2,221	3.5

Discontinued Operations:
Gain on Disposal of Carpenter	144	0.3	-	0.0

Net Earnings	1,253	2.1	2,221	3.5

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.09		0.18
Discontinued Operations:
Gain on Disposal of Carpenter	0.01		-
Basic Net Earnings per Share	0.10		0.18

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.09		0.18
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.01		-
Diluted Net Earnings per Share	0.10		0.18

Basic Weighted Average Common Shares Outstanding	12,171		12,013

Diluted Weighted Average Common Shares Outstanding	12,461		12,505

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Year Ended December 31, 2003 and 2002

	December 31, 2003		December 31, 2002
	$-000-%		$-000-%

Sales	237,372		259,527
Cost of Sales	202,524		213,530
Gross Profit	34,848	14.7	45,997	17.7

Operating Expenses:
Research and Development	7,070	3.0	7,152	2.8
Selling, General and Administrative	21,604	9.1	21,531	8.2
Total Operating Expenses	28,674	12.1	28,683	11.0

Operating Income	6,174	2.6	17,314	6.7

Other Income (Expense):
Interest Expense	(330)	(0.1)	(348)	(0.1)
Interest and Other Income	(99)	(0.1)	438	0.1
Total Other Income (Expense)	(429)	(0.2)	90	0.0

Earnings before Equity Investment and Taxes	5,745	2.4	17,404	6.7

Taxes	1,305	0.5	5,969	2.3

Net Earnings from Continuing Ops.	4,440	1.9	11,435	4.4

Discontinued Operations:
Gain on Disposal of Carpenter	1,609	0.6	270	0.1

Net Earnings	6,049	2.5	11,705	4.5

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.37		1.00
Discontinued Operations:
Gain on Disposal of Carpenter	0.13		0.02
Basic Net Earnings per Share	0.50		1.02

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.36		0.95
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.13		0.02
Diluted Net Earnings per Share	0.49		0.97

Basic Weighted Average Common Shares Outstanding	12,123		11,525

Diluted Weighted Average Common Shares Outstanding	12,434		12,013